Contact: Jack Lowry

Vice President of Finance and CFO

734 414-6100

PERCEPTRON ANNOUNCES STRONG FOURTH QUARTER FINANCIAL RESULTS

AND RECORD FISCAL 2013 SALES

Plymouth, Michigan, August 28, 2013 – Perceptron, Inc. (NASDAQ: PRCP) today announced its results for the fourth quarter of fiscal year 2013, which ended June 30, 2013.

Net sales in the fourth quarter of fiscal year 2013 were $20.7 million, while income from continuing operations was $4.0 million, or $0.46 per diluted share. In the fourth quarter of fiscal 2012, Perceptron reported net sales of $12.8 million and a loss from continuing operations of $1.3 million, or $0.16 per diluted share. In the fourth quarter of fiscal year 2013 the Company recorded a gain of $23,000, net of taxes, from the discontinued operations of its Commercial Products Business Unit (CBU). In fiscal year 2012 the Company recorded a loss of $1.3 million, or $0.15 per diluted share, from the discontinued operations of CBU. Net income for the fourth quarter was $4.0 million, or $0.46 per diluted share, compared to a net loss of $2.6 million, or $0.31 per diluted share in the fourth quarter of fiscal year 2012. The net loss in the fourth quarter of fiscal 2012 included an income tax expense of $1.2 million for the establishment of a valuation reserve for the Company’s deferred tax assets.

For the full fiscal year 2013, net sales were $60.9 million and income from continuing operations was $6.1 million, or $0.71 per diluted share. This compares with net sales of $57.4 million and income from continuing operations of $2.8 million, or $0.34 per diluted share, in fiscal year 2012. In fiscal year 2013, the Company recorded a gain of $80,000, net of taxes, or $0.01 per diluted share, from the discontinued operations of CBU. In fiscal year 2012, the Company recorded a loss of $3.2 million, net of taxes, or a loss of $0.38 per diluted share, from the settlement of a lawsuit against the Company’s former Forest Products Business Unit and from the discontinued operations of CBU. Net income in fiscal 2013 was $6.2 million, or $0.72 per diluted share, compared to a net loss of $333,000, or $0.04 per diluted share, in fiscal 2012.

“We are particularly pleased with our sales, gross margin and operating income in the fourth quarter this year,” said Jack Lowry, Perceptron’s Chief Financial Officer. “Sales of $20.7 million represented a very strong quarter for the Company. Not only was our gross margin very solid at 48.1%, but our operating income for the quarter represented 18% of sales. Other income/expense in the fourth quarter included approximately a $1.1 million gain we recorded from the June redemption, at par, of one of our preferred stock holdings upon which we had recorded an impairment charge in fiscal year 2009. That gain was partially offset by a $240,000 foreign exchange loss in the quarter, principally due to weakness in the Brazilian Real and Japanese Yen. Net income of $4.0 million represented 19.3% of sales.”

Mr. Lowry continued, “Bookings of $21.4 million in the fourth quarter this year were very robust and approximately $700,000 above our sales in the quarter, resulting in our backlog increasing to $30.4 million at June 30, 2013. That compares favorably with our backlog of $30.2 million at June 30, 2012 and provides us with a solid book of business as we enter fiscal year 2014. For the full year of fiscal 2013, we achieved record sales for our continuing operations and both our gross margin and operating margin percentages improved. Our fiscal year ending balance sheet is very strong, with $26.7 million in cash and short-term investments, no debt, and book value of $6.60 per share based on 8,618,872 total shares outstanding on June 30, 2013.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

August 28, 2013

“While our sales were at a record level of $60.9 million for the year, it is also significant that our bookings exceeded our sales. Our fiscal year 2013 sales and bookings were particularly strong in Europe which posted significant year-over-year increases. This resulted primarily from significantly higher bookings and sales of automated systems products in fiscal 2013 compared to fiscal 2012 that were partially offset by a decline in sales of technology components products and value added services. Sales and bookings in Asia were fairly flat but are expected to show improvement in fiscal 2014. Sales and bookings declined in the Americas following a strong rebound in fiscal year 2012 from the significant downturn that occurred in our fiscal years 2009 and 2010. Sales in the Americas are expected to stabilize while bookings are expected to improve in fiscal year 2014.”

Harry Rittenour, President and Chief Executive Officer, added, “Fiscal 2013 was a very good year for the Company and its shareholders in a number of ways. From a financial perspective, our continuing business exceeded $60 million in sales for the first time, our gross margin improved, and our operating income improved both in total dollars and as a percent of sales. Our bookings were higher than our sales during fiscal 2013, positioning us to enter fiscal 2014 with a strong backlog. In addition, we paid a special dividend and our first annual dividend to shareholders which contributed to our total return to shareholders significantly exceeding the overall market return. We successfully sold CBU. Further, our strategy in holding our Primus preferred stock paid off in a full redemption of that investment.

“Operationally, we recently completed the release of all five standoffs in the Helix® family of sensors. The release of the additional sensors will increase the opportunities and the scope of customer applications we can address using our Helix technology. Sales and bookings utilizing Helix technology in fiscal year 2013 met our expectations and are ramping-up well. In the fourth quarter, approximately 19% of our bookings and 11% of our sales were from projects utilizing Helix technology.”

Highlights of Operations

Geographic information on sales, bookings and backlog for the Company from continuing operations in fiscal years 2013 and 2012 are shown in the tables that follow:

SALES

(in millions)

	Fourth Quarter Ended June 30			Twelve months Ended June 30
	Fiscal 2013	Fiscal 2012	Change	Fiscal 2013	Fiscal 2012	Change
Geographic Region
Americas	$6.4	$6.4	$0.0	$22.2	$26.3	$(4.1)
Europe	8.8	3.7	5.1	26.1	18.4	7.7
Asia	5.5	2.8	2.7	12.6	12.7	(0.1)
Total Sales	$20.7	$12.9	$7.8	$60.9	$57.4	$3.5

BOOKINGS

(in millions)

	Fourth Quarter Ended June 30			Twelve months Ended June 30
	Fiscal 2013	Fiscal 2012	Change	Fiscal 2013	Fiscal 2012	Change
Geographic Region
Americas	$5.6	$6.1	($0.5)	$18.2	$30.8	$(12.6)
Europe	12.0	2.8	9.2	29.3	19.7	9.6
Asia	3.8	2.3	1.5	13.6	13.2	0.4
Total Bookings	$21.4	$11.2	$10.2	$61.1	$63.7	$(2.6)

Note: the level of new order bookings fluctuates from quarter to quarter and is not necessarily indicative of the future operating performance of the Company.

August 28, 2013

BACKLOG

(in millions)

	Fourth Quarter Ended June 30
	Fiscal 2013	Fiscal 2012	Change
Geographic Region
Americas	$8.2	$12.2	($4.0)
Europe	13.1	9.9	3.2
Asia	9.1	8.1	1.0
Total Backlog	$30.4	$30.2	$0.2

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

Financial Outlook

Harry Rittenour commented, “We remain confident in our outlook for continued sales growth in fiscal 2014. Independent industry forecasts continue to show that worldwide automotive sales and new model introductions will continue to grow in each of the next two to three years. This provides us with a good environment in which to sell our products to automobile manufacturers around the world. Historically we have experienced volatility in our quarterly sales with the first quarter of the fiscal year generally being the softest. We anticipate that the first quarter will be our softest quarter in fiscal year 2014. We continue to expect our Helix technology to become a more significant portion of our product portfolio in fiscal year 2014 and provide us with more in-line dimensional gauging opportunities and capabilities than in the past. This should also help us to maintain, or improve, our gross profit margins. As a result, we anticipate another year of profitable growth for the Company.”

Quarterly Earnings Call and Webcast

Perceptron, Inc. will hold its fourth quarter earnings conference call/webcast, chaired by Harry T. Rittenour, President and Chief Executive Officer, on Thursday, August 29, 2013 at 10:00 AM (EDT). Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=95718
Conference Call	888 505-4369 (domestic callers) or
719 325-2495 (international callers)

Conference ID	7922528

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM (EDT) on Thursday, August 29, 2013.

Rebroadcast	888 203-1112 (domestic callers) or
719 457-0820 (international callers)
Passcode	7922528

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®

Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial applications. The Company’s products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 235 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India. For more information, please visit www.perceptron.com.

August 28, 2013

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2014 and future new order bookings, revenue, expenses, income and backlog levels, future dividend payments, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2012. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be issued later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar and Euro. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

--- Financial Tables Follow ---

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net Sales	$20,744	$12,826	$60,886	$57,379
Cost of Sales	10,765	8,692	32,766	33,209

Gross Profit	9,979	4,134	28,120	24,170

Operating Expenses
Selling, General and Administrative Expense	4,241	3,084	14,473	12,983
Engineering, Research and Development Expense	1,995	1,545	6,781	5,591

Operating Income/(Loss)	3,743	(495)	6,866	5,596

Other Income and Expense
Interest Income, net	47	57	173	245
Reversal of Impairment	1,134	-	1,134	-
Foreign Currency and Other Income/(Expense)	(240)	(95)	(642)	(466)

Income/(Loss) from Continuing Operations Before Income Taxes	4,684	(533)	7,531	5,375
Income Tax Expense	(703)	(795)	(1,401)	(2,548)
Income/(Loss) from Continuing Operations	3,981	(1,328)	6,130	2,827

Discontinued Operations
Litigation Settlement from Forest Products Business Unit
(net of $520 of tax benefits)	-	-	-	(1,009)

Commercial Products Business Unit (net of $12 and $41
of tax expense in fiscal 2013, respectively, and $665 and $1,104
of tax benefits in fiscal 2012, respectively)	23	(1,292)	80	(2,151)

Net Income/(Loss)	$4,004	$(2,620)	$6,210	$(333)

Basic Earnings/(Loss) Per Common Share
Continuing operations	$0.46	($0.16)	$0.72	$0.34
Discontinued operations	0.00	(0.15)	0.01	(0.38)
Net Income/(Loss)	$0.46	($0.31)	$0.73	($0.04)

Diluted Earnings/(Loss) Per Common Share
Continuing operations	$0.46	($0.16)	$0.71	$0.34
Discontinued operations	0.00	(0.15)	0.01	(0.38)
Net Income/(Loss)	$0.46	($0.31)	$0.72	($0.04)

Weighted Average Common Shares Outstanding
Basic	8,583	8,398	8,512	8,433
Diluted	8,682	8,398	8,588	8,433

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands)

Condensed Balance Sheets	June 30,	June 30,
	2013	2012
Cash and Cash Equivalents	$13,364	$12,984
Short-term Investments	13,321	11,227
Receivables, net	22,266	15,982
Inventories, net	6,783	5,396
Assets of Discontinued Operations	-	1,365
Other Current Assets	2,810	3,519
Total Current Assets	58,544	50,473

Property and Equipment, net	5,578	5,497
Long-term Investments	725	2,192
Deferred Tax Asset	9,298	8,647
Total Non-Current Assets	15,601	16,336

Total Assets	$74,145	$66,809

Accounts Payable	$2,561	$1,519
Deferred Revenue	6,496	7,812
Liabilities of Discontinued Operations	-	1,443
Other Current Liabilities	8,193	3,776
Total Current Liabilities	17,250	14,550
Shareholders' Equity	56,895	52,259
Total Liabilities and Shareholders' Equity	$74,145	$66,809